Exhibit 99.3

XI'AN JIAHUI REAL ESTATE LTD.

FINANCIAL STATEMENTS

For the years ended December 31, 2004 and 2003
and the six months ended June 30, 2005 and 2004 (unaudited)

XI'AN JIAHUI REAL ESTATE LTD.

INDEX

PAGE

INDEPENDENT AUDITOR'S REPORT	2

STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS' EQUITY	3

STATEMENTS OF INCOME AND EXPENSES	4

STATEMENTS OF CHANGES IN MEMBERS' EQUITY	5

STATEMENTS OF CASH FLOWS	6

NOTES TO FINANCIAL STATEMENTS	7-16

1

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Xi'an Jiahui Real Estate Ltd.

We have audited the accompanying statement of assets, liabilities and members' equity of Xi'an Jiahui Real Estate Ltd. as of December 31, 2004 and the related statements of income and expenses, members' equity and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xi'an Jiahui Real Estate Ltd.at December 31, 2004 and the results of its' operations and cash flows for each of the years in the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
March 27, 2005

2

XI'AN JIAHUI REAL ESTATELTD.

STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS' EQUITY

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current Assets:
Cash	$350,758	$171,354
Accounts receivable	1,953,556	403,636
Loan to officers	851,047	685,172

Total current assets	3,155,361	1,260,162

Long-term investment	362,450	362,450

Property and equipment, net (Note 6)	13,482,973	12,439,330

Due from affiliates (Note 4)	3,059,722	3,276,816

Other assets (Note 7)	1,262,236	1,027,288

Total Assets	$21,322,742	$18,366,046

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Bank loans (Note 9)	$7,261,085	$7,309,412
Accounts payable and accrued expenses	1,372,715	1,902,996
Due to affiliates (Note 5)	2,148,830	973,339
Customer deposits	10,657	22,578
Taxes payable	545,357	781,804
Due to officers	3,120,217	883,266

Total Current Liabilities	14,458,861	11,873,395

Long-term liabilities	465,108	181,846

Participating Interest (Note 10)	3,325,155	3,325,155

Total Liabilities	18,249,124	15,380,396

Commitment and Contingencies (Note 11)

Members' Equity	3,073,618	2,985,650

Total Liabilities and Members' Equity	$21,322,742	$18,366,046

See Notes to Financial Statements
3

XI'AN JIAHUI REAL ESTATELTD.

STATEMENTS OF INCOME AND EXPENSES

	For the Three Months Ended		For the Year Ended
	June 30,		December 31,
	2005	2004	2004	2003
	(unaudited)

Revenues
Sales	$1,699,940	$2,835,260	$8,099,035	$3,483,564
Other	22,476	32,381	227,516	220,822

	1,722,416	2,867,641	8,326,551	3,704,386
Less: Cost of sales	1,274,955	2,126,446	6,074,276	1,785,675

Gross profit	447,461	741,195	2,252,275	1,918,711

Operating Expenses
Selling, general and administrative	224,618	273,805	651,161	513,278
Sales taxes	84,997	141,763	404,952	101,277

Total Operating Expenses	309,615	415,568	1,056,113	614,555

Income before Income Taxes	137,846	325,627	1,196,162	1,304,156

Income taxes	49,878	103,017	307,220	-

Net income	$87,968	$222,610	$888,942	$1,304,156

See Notes to Financial Statements.
4

XI'AN JIAHUI REAL ESTATELTD.

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

YEARS ENDED DECEMBER 31, 2003 AND 2004; AND SIX MONTHS ENDED JUNE 30, 2005 (unaudited)

Members' equity at January 1, 2003	$792,552

Net income	1,304,156

Members' equity at December 31, 2003	2,096,708

Net income	888,942

Members' equity at December 31, 2004	2,985,650

Net income	87,968

Members' equity at June 30, 2005	$3,073,618

See Notes to Financial Statements.
5

XI'AN JIAHUI REAL ESTATE LTD.
STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH

	For the Three Months Ended		For the Year Ended
	June 30,		December 31,
	2005	2004	2004	2003
	(unaudited)
Operating Activities

Net income	$87,968	$222,610	$888,942	$1,304,156
Adjustments to reconcile net income to net cash provided (used) by operating activities:

Depreciation and amortization	13,298	9,303	54,699	54,849
Changes in operating assets and liabilities:
Accounts receivable	(1,549,920)	164,880	106,281	(509,917)
Prepaid expense	-	-	3,549,459	(1,875,319)
Loan to officers	(165,875)	(1,959,160)	(685,172)	-
Due from affiliates	217,094	1,822,761	859,802	(4,136,618)
Other assets	(234,948)	(113,115)	2,179,944	1,744,618
Accounts payable and accrued expenses	(530,281)	534,745	(453,457)	509,881
Due to affiliates	1,175,491	(1,847,155)	(3,418,137)	4,391,478
Customer deposits	(11,921)	24,164	(911,693)	(80,772)
Taxes payable	(236,447)	174,564	690,728	91,076
Due to officers	2,236,951	93,645	712,739	(1,584,702)

Net cash provided (used) by operating activities	1,001,410	(872,758)	3,574,135	(91,270)

Investing Activities
Investment			(362,450)	-
Sale(Purchase) of fixed assets	(1,056,941)	1,657,307	(3,857,762)	(432,130)

Net cash provided (used) by investing activities	(1,056,941)	1,657,307	(4,220,212)	(432,130)

Financing Activities
Increase in bank loans (current)	(48,327)	-	181,225	616,165
Increase in long-term debt	283,262	-	181,846	-

Net cash provided by financing activities	234,935	-	363,071	616,165

Increase (decrease) in cash	179,404	784,549	(283,006)	92,765
Cash at beginning of period	171,354	454,360	454,360	361,595

Cash at end of period	$350,758	$1,238,909	$171,354	$454,360

Supplemental Disclosures of Cash Flow Information:
Cash paid during year for:
Interest	$204,020	$-	$568,243	$213,846

Income taxes	$49,878	$-	$-	$-

See Notes to Financial Statements.
6

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 1-	ORGANIZATION AND OPERATIONS

Xi'an Jiahui Real Estate Ltd. (the "Company") was established in Xi'an, Peoples Republic of China ("PRC") on December 17, 1996 for the purpose of real estate development, property management and the related services. The Company is a China-foreign joint venture limited liability company and therefore only has a 10 year life which expires December 16, 2007 at which time its business license has to be renewed.

Note 2-	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). This basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the "Accounting Standards for Business Enterprises" and "Accounting system for Business Enterprises" in the PRC ("PRC GAAP").

Certain accounting principles, which are stipulated by US GAAP, are not applicable in the PRC. The difference between PRC GAAP accounts of the Company and its US GAAP financial statements was immaterial.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents. Substantially all of the Company's cash and cash equivalents are held by two financial institutions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

7

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 2-	SIGNIFICANT ACCOUNTING POLICIES (continued)

Employees' Benefits

Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses, approximates their fair value at December 31, 2004 due to the relatively short-term nature of these instruments.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in the US and the PRC expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation

The Company maintains its books and accounting records in Renminb ("RMB"), thePRC's currency. Translation of amounts from RMB in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.277. No representation is made that RMB amounts could have been or could be, converted into US dollar at that rate. On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

8

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 2-	SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation (continued)

One July 21, 2005, the People's Bank of China, China's central bank, announced that,beginning from July 21, 2005, China will implement a regulated, managed floating exchange rate system based on market supply and demand and in reference to a package of currencies. RMB will no longer be pegged to the US dollar and the RMB exchange rate regime will be improved with greater flexibility.

The People's Bank of China will announce the closing price of a foreign currency such as the US dollar traded against the RMB in the inter-bank foreign exchange market after the closing of the market on each working day, and will make it the central parity for the trading against the RMB on the following working day.

The exchange rate of the US dollar against the RMB will be adjusted to 8.11 yuan per US dollar on July 21, 2005.

The daily trading price of the US dollar against the RMB in the inter-bank foreign exchange market will continue to be allowed to float within a band of 0.3 percent around the central parity published by the People's Bank of China, while the trading prices of the non-US dollar currencies against the RMB will be allowed to move within a certain band announced by the People's Bank of China.

The People's Bank of China will make adjustment of the RMB exchange rate band when necessary according to market development as well as the economic and financial situation.The People's Bank of China is responsible for maintaining the RMB exchange rate basically stable at an adaptive and equilibrium level.

9

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 2-	SIGNIFICANT ACCOUNTING POLICIES (continued)

	Property, Plant and Equipment

	Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

	When assets are retired or disposed of, the cost and accumulated depreciation ae removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

	Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

	Machinery and equipment	10%
	Vehicles	10%
	Leasehold improvements	10%

	Valuation of Long-Lived assets

	The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

	Interim Financial Information

	The unaudited statements of assets, liabilities and members' equity, the unaudited statements of incomes and expenses, the unaudited statements of changes in members' equity, and the unaudited statement of cash flows have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In our opinion, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2005, have been included. Readers of these financial statements should note that the interim results for the six month period ended June 30, 2005, is not necessarily indicative of the results that may be expected for the fiscal year as a whole.

10

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 2-	SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN 46-R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of activities of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that has a controlling interest in the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation is effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. For all entities that were acquired subsequent to January 31, 2003, this interpretation is effective as of the first interim or annual period ending after December 31, 2003. The adoption of FIN 46 did not have a material impact on the Company's results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Management believes that this statement did not have a material impact on the Company's results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the provisions of SFAS No. 150 did not have a material effect on the Company's financial position.

11

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 3-	RELATED PARTY TRANSACTIONS

	The Company leases office and retail space to an affiliate Shaanxi JiaHui Hantang Book Publishing Co., Ltd. The lease period is from January 1, 2003 to December 31, 2007. The rent is $192,100 per year and the rent is payable semi-annually. As of December 31, 2004 and 2003, the Company is owed $549,296 and $48,025, respectively, in rents from the affiliate.

Note 4-	DUE FROM AFFILIATES

	Due from affiliates consists of the following:

		June 30,	December 31,
		2005	2004

	Real Estate Management Department	$90,413	$95,082
	Shaanxi JiaHui Hantang Book Publishing	322,595	2,094,662
	Shaanxi Xin Yuan Real Estate Ltd.	904,980	612,229
	Xiangrui Ltd.	1,473,049	208,530
	Shaanxi JiaHui Real Estate Ltd.	268,685	266,313

		$3,059,722	$3,276,816

Note 5-	DUE TO AFFILIATES

	Due to affiliates consists of the following:

		June 30,	December 31,
		2005	2004

	Rui Ze Industrial Ltd.	$1,187,245	$727,030
	Shaanxi Trading Ltd.	-	92,872
	Shannxi Zhengyang Ltd.	961,585	-
	Shaanxi Han Tang Trading Ltd.	-	153,437

		$2,148,830	$973,339

12

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 6-	PROPERTY AND EQUIPMENT

	The following is a summary of property, plant and equipment-at cost, less accumulated depreciation:

		June 30,	December 31,
		2005	2004

	Vehicles	$321,275	$280,198
	Machinery and equipment	471	471
	Office equipment	33,182	33,182
	Office furniture	62,442	62,442

		417,370	376,293

	Less: Accumulated depreciation	(278,024)	(237,672)

		139,346	138,621

	Finished construction project-Jiahui Building	7,345,267	7,345,267

	Construction in progress-Yangming Building	5,998,360	4,955,442

	Total	$13,482,973	$12,439,330

	Depreciation expense charged to operations was $54,699 and $54,849 in 2004 and 2003, respectively.

Note 7-	OTHER ASSETS

	Other assets consist of the following:	June 30,	December 31,
		2005	2004

	Restricted cash	$1,156,614	$942,204
	Security deposit	105,622	85,083

		$1,262,236	$1,027,287

13

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 8-	INCOME TAXES

	Corporation Income Tax ("CIT")

	In accordance with the relevant tax laws and regulations, the corporation income tax rate is 33%. Income tax expense for the years ended December 31, 2004 and 2003 is summarized as following:

	PRC only:	2004	2003

	Current	$307,220	$-
	Deferred	-	(87,514)

		$307,220	$(87,514)

	The Company's tax expense differs from the "expected" tax expense for the years ended December 31 31, 2004 and 2003 (computed by applying the CIT rate of 33 percent to net profit) as follows:

		2004	2003

	Computed "expected" expense	$394,733	$430,371
	Unused net operating loss carried forward	(87,514)	(430,371)

	income tax expense	$307,219	$-

	The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities(assets) are as follows at December 31, 2004 and 2003:

	Deferred tax assets:
	Net operating loss carry forward		$87,514
	Valuation allowance		(87,514)

	Net deferred tax assets/(liabilities)		$-

	Business Tax ("BT")

	The Company is subject to Business Tax, which is charged on the selling price at a general rate of 5% in accordance with the tax law applicable.

14

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 9-	BANK LOANS

	Bank loans at June 30, 2005 consist of the following:
		Loan		Monthly
	Financial Institutions	Amount	Duration	Interest Rate	Collateral

	Dong San Yao Credit Corp.	$483,267	12/31/04-12/30/05	0.66375%	Yangming Building
	Dong San Yao Credit Corp.	12,084	03/01/05-02/28/06	0.66375%	Yangming Building
	Dong San Yao Credit Corp.	241,633	12/30/04-12/30/05	0.66375%	Shareholder Guaranteed
	Southern Subbranch of Bank of China	483,267	04/26/05-04/26/06	0.58410%	CD US$500,000
	Southern Subbranch of Bank of China	2,416,334	06/15/05-06/15/06	0.68961%	Yangming Building
	Tumen Credit Corp.	362,450	05/29/04-05/29/05	0.66375%	Yangming Building
	Dayian tower Credit Corp.	362,450	11/30/04-11/30/05	0.88500%	Yangming Building
	Xinjiapo Credit Corp.	362,450	03/19/05-03/19/06	0.66375%	Jiahui Building
	Dengjiapo Credit Corp.	362,450	03/19/05-03/19/06	0.66375%	Jiahui Building
	Dengjiapo Credit Corp.	362,450	03/19/05-03/19/06	0.66375%	Jiahui Building
	Oujiang Credit Corp.	362,450	03/19/05-03/19/06	0.66375%	Jiahui Building
	Yanta Corp. Association, Xiaozhai East Road Branch
		362,450	03/21/05-03/21/06	0.66375%	Jiahui Building
	Electronic City Credit Corp.	543,675	11/20/04-11/20/05	0.66375%	Yangming Building
	Changyanbao Credit Corp.	543,675	12/02/04-12/04/05	0.66375%	Yangming Building

		$7,261,085

	Bank loans at December 31, 2004 consist of the following:
		Loan		Monthly
	Financial Institutions	Amount	Duration	Interest Rate	Collateral

	Dong San Yao Credit Corp.	$483,267	12/31/04-12/30/05	0.66375%	Yangming Building
	Dong San Yao Credit Corp.	241,633	04/28/04-04/28/05	0.66375%	Yangming Building
	Dong San Yao Credit Corp.	241,633	12/30/04-12/30/05	0.66375%	Shareholder Guaranteed
	Southern Subbranch of Bank of China	483,267	04/26/04-04/26/05	0.58410%	CD US$500,000
	Southern Subbranch of Bank of China	2,416,334	06/15/04-06/15/05	0.68961%	Yangming Building
	Tumen Credit Corp.	362,450	05/29/04-05/29/05	0.66375%	Yangming Building
	Dayian tower Credit Corp.	362,450	11/30/04-11/30/05	0.88500%	Yangming Building
	Xinjiapo Credit Corp.	362,450	03/19/04-03/19/05	0.66375%	Jiahui Building
	Dengjiapo Credit Corp.	362,450	03/19/04-03/19/05	0.66375%	Jiahui Building
	Dengjiapo Credit Corp.	362,450	03/19/04-03/19/05	0.66375%	Jiahui Building
	Oujiang Credit Corp.	362,450	03/19/04-03/19/05	0.66375%	Jiahui Building
	Yanta Corp. Association, Xiaozhai East Road Branch
		362,450	03/21/04-03/21/05	0.66375%	Jiahui Building
	Electronic City Credit Corp.	362,450	11/20/04-11/20/05	0.66375%	Yangming Building
	Changyanbao Credit Corp.	543,675	12/02/04-12/04/05	0.66375%	Yangming Building

		$7,309,412

15

XI'AN JIAHUI REAL ESTATE LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts and Disclosures at and for the Six Months
Ended June 30, 2005 and 2004 Are Unaudited)

Note 10-	LOAN PARTICIPATION

The Company has entered into a real estate project in which a lender to the Company has converted its loan into an equity participation in the project and is entitled to participate in market value appreciation and results of the project's operations. Under the terms of the arrangement, the lender converted $3,325,155 of debt.

Note 11-	COMMITMENTS AND CONTINGENCIES

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments legal environments and foreign currency exchange.

The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 12-	CURRENT VALUE INFORMATION (unaudited)

The Company owns floors 1-4 of the JiaHui Building which are leased to a book store, which is a affiliate of the Company. As of December 31, 2004 these floors have an appraisal value of approximately $12,400,000 which is approximately $10,400,000 in excess of their cost of approximately $2,000,000.

16